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                                                                EXHIBIT 3.4


                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                       DIVISION OF CORPORATION
                                                       FILED 09:00 AM 01/31/1997
                                                          971034629 - 2583237


                               GRAPHIX ZONE, INC.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

            (Pursuant to Section 242 of the General Corporation Law
                           of the State of Delaware)

                                 -------------

        Graphix Zone, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

        That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, by unanimous written consent, dated January __, 1997, adopted a resolution providing for an amendment of the Certificate of Designations of Series A Convertible Preferred Stock, $.01 par value, as heretofore amended, which resolution is as follows:

        RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the amendment of the Certificate of Designations, as heretofore amended (the "Certificate of Designations"), of Series A Convertible Preferred Stock, $.01 par value, as follows:

        1. Section 1 of the Certificate of Designations is hereby amended by deleting the existing Section 1 in its entirety and substituting in lieu thereof the following:

        SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), and the number of shares constituting the Series A Convertible Preferred Stock shall be 3,500, and shall not be subject to increase.

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        2.      Section 9(a) of the Certificate of Designations is hereby
amended by deleting the existing Section 9(a) in its entirety and substituting in lieu thereof the following:

                (a) CONVERSION AT OPTION OF HOLDER. The holders of the Series A Convertible Preferred Stock may, upon surrender of the certificates therefor, convert any or all of their shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. At any time to and including the day prior to the Mandatory Conversion Date, each share of Series A Convertible Preferred Stock may be converted at the principal executive offices of the Corporation, the office of any transfer agent for the Series A Convertible Preferred Stock, if any, the office of any transfer agent for the Common Stock or at such other office or offices, if any, as the Board of Directors may designate, initially into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the sum of (i) the Conversion Amount, (ii) accrued but unpaid dividends to the Conversion Date on the share of Series A Convertible Preferred Stock being converted, and (iii) accrued but unpaid interest on the dividends on the share of Series A Convertible Preferred Stock being converted in arrears to the Conversion Date by (y) the lower of (1) the product of the Conversion Percentage times the arithmetic average of the Closing Price of the Common Stock on the five consecutive trading days immediately preceding the Conversion Date or (2) $3.375 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after September 26, 1996), in each case subject to adjustment as hereinafter provided (the "Conversion Rate"); provided, however, that in no event shall any holder be entitled to convert any shares of Series A Convertible Preferred Stock in excess of that number of shares of Series A Convertible Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and any person whose beneficial ownership of shares of Common Stock would be aggregated with such holder's beneficial ownership of shares of Common Stock for purposes of
        Section 13(d) of the Securities Exchange Act of 1934, as




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        amended (the "Exchange Act"), and Regulation 13D-G thereunder (each a
        "Restricted Person" and collectively, the "Restricted Persons") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted shares of Series A Convertible Preferred Stock and unexercised Warrants) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series A Convertible Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by any Restricted Person of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
        Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the proviso to the immediately preceding sentence. The "Conversion Price" shall be equal to the Conversion Amount divided by the Conversion Rate.

        3. The third paragraph of Section 9(c)(3) of the Certificate of Designations is hereby amended by deleting the existing third paragraph of
Section 9(c)(3) in its entirety and substituting in lieu thereof the following:

                The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by delivering (which may be done by telephone line facsimile transmission) to the Corporation or its agent, as provided above, a written notice, duly signed by or on behalf of the holder, stating the number of shares of Series A Convertible Preferred Stock to be converted. If a holder of Series A Convertible Preferred Stock elects to convert any shares of Series A Convertible Preferred Stock in accordance with section 8(a), such holder shall not be required to physically surrender the certificate(s) representing such shares of Series A Convertible Preferred Stock to the Corporation unless all of the shares of Series A Convertible Preferred Stock represented thereby are so converted. Each holder of shares of Series A Convertible Preferred Stock and the Corporation shall maintain records showing the number of shares so converted and the dates of such conversions or shall use such other method, satisfactory to such holder and the corporation, so as to not require physical surrender of such certificates upon each such conversion. In the event of any dispute or discrepancy, such records of the


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                Corporation shall be controlling and determinative in the
                absence of manifest error. Notwithstanding the foregoing, if any shares of Series A Convertible Preferred Stock evidenced by a particular certificate therefor are converted as aforesaid, the holder of Series A Convertible Preferred Stock may not transfer the certificate(s) representing such shares of Series A Convertible Preferred Stock unless such holder first physically surrenders such certificate(s) to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such holder of shares of Series A Convertible Preferred Stock new certificate(s) of like tenor, registered as such holder of shares of Series A Convertible Preferred Stock (upon payment by such holder of shares of Series A Convertible Preferred Stock of any applicable transfer taxes) may request, representing in the aggregate the remaining number of shares of Series A Convertible Preferred Stock represented by such certificate(s). Each holder of shares of Series A Convertible Preferred Stock, by acceptance of a certificate for such shares, acknowledges and agrees that
                (1) by reason of the provisions of this paragraph and Section 8(d)(1), following conversion of any shares of Series A Convertible Preferred Stock represented by such certificate, the number of shares of Series A Convertible Preferred Stock represented by such certificate may be less than the number of shares stated on such certificate and the number of shares of Common Stock from the Maximum Share Amount (as defined herein) allocated to the shares of Series A Convertible Preferred Stock represented by such certificate for purposes of conversion of such shares may be less than the number thereof on such certificate and (2) the Corporation may place a legend on the certificates of shares of Series A Convertible Preferred Stock which refers to or describes the provisions of this paragraph. The Corporation shall pay any tax arising in connection with any conversion of shares of Series A Convertible Preferred Stock except that the Corporation shall not, however be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof



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                shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.








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                IN WITNESS WHEREOF, Graphix Zone, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Norman H. Block, its President, as of the 31 day of January, 1997.




                                        By:  /s/  N. H. BLOCK
                                           -----------------------------
                                                  Norman H. Block
                                                  President




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